Exhibit 10.9

WADDELL & REED FINANCIAL, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

WADDELL & REED FINANCIAL, INC., a corporation organized and existing under the laws of the state of Delaware (or any successor corporation) (the "Company"), does hereby grant and give unto the "Awardee", an award of Restricted Stock Units (the "RSUs") upon the terms and conditions hereinafter set forth (the "Award").

Awardee: «Name»

AUTHORITY FOR GRANT

1.Stock Incentive Plan.  The RSUs are granted under the provisions of the Waddell & Reed Financial, Inc. Stock Incentive Plan (as amended and restated, the "Plan"), and are subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (this "Agreement") and not inconsistent with the Plan.  Capitalized terms used but not defined herein shall have the meaning given them in the Plan, which is incorporated by reference herein.

TERMS OF AWARD

2.Number of RSUs.  In consideration of future services to the Company, the Awardee is hereby granted RSUs on _____________, 20___ (the "Grant Date").

Number of RSUs: «Shares»

3.Restrictions; Forfeiture.  The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until their restrictions are removed or expire.  The RSUs may be forfeited to the Company pursuant to Section 5(c).

4.Expiration of Restrictions and Risk of Forfeiture; Settlement.

(a)The restrictions and risk of forfeiture for the RSUs will expire and the RSUs will vest and become settleable pursuant to Section 4(b) on the first anniversary of the Grant Date, provided that (a) the Awardee serves as a Director of the Company continuously from the Grant Date through the applicable vesting date and (b) the restrictions and risk of forfeiture have not previously expired and the RSUs have not been forfeited pursuant to this Agreement.

(b)After an RSU vests pursuant to Section 4(a), Section 5(a), Section 5(b) or Section 6, the Company will, within 30 days of such vesting date, subject to Section 10, cause to be delivered to the Awardee in settlement of such RSU, either (i) one share of the Company’s Class A Common Stock, par value $0.01 (the "Stock") or (ii) a lump sum cash payment (“Cash Payment”) equal to the Fair Market Value of one share of Stock (as determined as of the date immediately preceding the vesting date of the RSU, and without interest owing to the passage of time from the vesting date to the payment date), as determined by the Committee in its sole discretion.  Neither this Section 4(b) nor any action taken pursuant to or in accordance with this Section 4(b) will be construed to create a trust or a funded or secured obligation of any kind.

TERMINATION OF AWARD

5.Termination of Service on the Board.

(a) Termination of Service Due to Death or Disability.  If the Awardee's service on the Board terminates by reason of death or Disability, the restrictions and risk of forfeiture with respect to the RSUs which have not expired shall immediately lapse and all of the RSUs shall be deemed fully vested and nonforfeitable.

(b) Termination of Service Due to Retirement.  If the Awardee's service on the Board terminates by reason of the Awardee’s reaching the mandatory retirement age for members of the Board (“Retirement”), the restrictions and risk of forfeiture with respect to the RSUs which have not expired shall immediately lapse and all RSUs shall be deemed fully vested and nonforfeitable.

(c)Termination of Service Other Than Due to Death, Disability or Retirement.  If the Awardee’s service on the Board terminates for a reason other than death, Disability or Retirement, the RSUs for which the restrictions and risk of forfeiture have not expired as of the date of termination shall be immediately forfeited without further action by the Company; provided, however, that the portion, if any, of the RSUs that have not been settled (the "Outstanding RSUs") but for which the restrictions and risk of forfeiture have expired as of the date of termination shall not be forfeited.

6.Change of Control of the Company.  In the event of a Change of Control, unless otherwise determined by the Committee in writing at or after the Grant Date, but prior to the occurrence of such Change of Control, (a) the restrictions with respect to the RSUs shall lapse and such RSUs shall be deemed fully vested and nonforfeitable, and (b) each such RSU shall be settled by Cash Payment.

GENERAL TERMS AND PROVISIONS

8.Dividend Equivalents.  In the event that the Company declares and pays a cash dividend or distribution in respect of its outstanding shares of Stock and, on the record date for such dividend or distribution, the Awardee holds Outstanding RSUs, the amount of such dividend or distribution that would have been payable to the Awardee if the Awardee were the holder of record, on the record date for such dividend or distribution, of a number of shares of Stock equal to the number of Outstanding RSUs at such time (the "Dividend Equivalent Payment") will be paid to the Awardee within 30 days following the date the dividend or distribution is paid to stockholders generally.

9.No Shareholder Rights.  The RSUs granted pursuant to this Agreement do not and will not entitle the Awardee to any rights of a holder of Stock.  The Awardee's rights with respect to the RSUs will remain forfeitable at all times prior to the date on which the Awardee's rights become vested pursuant to this Agreement.

10.Tax Obligations.  Payment in settlement of RSUs issued pursuant to this Award is conditioned upon satisfaction of any and all tax withholding obligation imposed on the Company.  With respect to any required tax withholding obligation, the Company will withhold from the amount payable pursuant to this Award the amount of such obligation.  In the event that the Company subsequently determines that the amount withheld by the Company or submitted by the Awardee as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Awardee shall pay to the Company, immediately upon the Company's request, the amount of that deficiency in cash.

11.Company Records.  Records of the Company or its Subsidiaries or Affiliates regarding any period(s) of service on the Board, termination of service and the reason therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

13.No Liability for Good Faith Determinations.  The members of the Board and the Committee shall not be liable for any act, omission, interpretation or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

14.Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

15.Successors.  This Agreement shall be binding upon the Awardee, their legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

16.Notices.  Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company's Legal Department, 6300 Lamar Avenue, Overland Park, Kansas 66202.  Any such notice shall be deemed to have been given when received by the Company.

17.Headings.  The titles and headings herein are included for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

18.Rules of Construction.  This Agreement has been executed and delivered by the Company in Kansas and shall be construed and enforced in accordance with the laws of said State, other than any choice of law rules calling for the application of laws of another jurisdiction.  Should there be any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which this Award is granted, the provisions in the Plan shall govern and prevail.

19.Amendment.  This Agreement may be amended by the Committee; provided, however, that no amendment may decrease rights inherent in this Award prior to such amendment without the express written consent of the parties hereto.  Notwithstanding the provisions of this Section 19, this Agreement may be amended by the Committee to the extent necessary to comply with applicable laws and regulations and to conform the provisions of this Agreement to any changes thereto.

20.Section 409A.  Amounts payable pursuant to this Agreement are intended to constitute a “short term deferral” within the meaning of Treasury Regulation § 1.409A-1(b)(4).

21.Effective Date.  This Agreement is effective as of _____________, 20___.

WADDELL & REED FINANCIAL, INC.

By:

"Company"

«Name»

"Awardee"